Intellectual Property Rights Sales Agreement

Eiwa Kokudo Kankyo, Inc. (hereafter, "Eiwa") is selling the Intellectual Property of the Aqua-make system to Aspire Japan, Inc. (hereafter, "Aspire") with following conditions.

(Sales of Intellectual Property)

1.	Eiwa is selling the Intellectual Property of the Aqua-make system defined below to Aspire.

Definition of the selling Intellectual Property: All registered patent, work-in-progress patent, and business and operation know-how of the Aqua-make system defined in the Intellectual Property valuation report produced by IP Trading Japan.

(Price and Payment Plan)

2.
Aspire must pay Japanese 600 Million YEN (When Japanese Yen is 110 Yen to a US$1, 600 Million Japanese Yen is US$5,454,545) (excluding applicable sales tax) to Eiwa for the above described Intellectual Property with the following payment schedule.

(1)	August 29. 2008	50 million Japanese Yen (Approx. US$454,545)

(2)	September 12, 2008	50 million Japanese Yen (Approx. US$454,545)

(3)	September 30, 2008	200 million Japanese Yen (Approx. US$1,818,182)

(4)	October 31, 2008/08/07	300 million Japanese Yen (Approx. US$2,727,273)

(Approximate figure calculate with US$1=110 Japanese Yen)

(Registration transfer documents)

3.
Eiwa agrees to transfer the registered holder of the official patent to Aspire after receiving all payments described above from Aspire. Aspire agrees to pay for the direct expense to transfer the registered holder of the patent to Aspire from Eiwa.

(The timing of the bill of rights transfer)

4.	Aspire understands that Aspire receives full rights of the Intellectual Property when the payment is paid fully.

(Re-sell rights of this Intellectual Party to the third party)

5.
Eiwa agrees that Aspire can sell the rights of this Intellectual Property to the third party as soon as Aspire sign this agreements. Aspire agrees that the registration of the holder of the Intellectual property to the third party occurs when the payment described above section 2 is made in full.

(Non-Refundable)

6.	Aspire agrees that Eiwa will not refund the payments received from Aspire in any case.

(Collateral)

7.	Eiwa agrees that Eiwa will eliminate any collateral or security against this Intellectual Property described above section 1.

(Patent Payment)

8.	Aspire agrees that Aspire will pay for any extra patent that Eiwa may have paid for the new patent before October 31, 2008.

(Non-Disclosure)

9.	Aspire agrees that Aspire will not disclose any information regarding the Aqua-make system to the third party.

(Indemnification)

10.
Aspire understands the meaning and legal consequences of the representations and warranties contained in this agreement, and agrees to indemnify and hold harmless the Eiwa and each member, officer, employee, agent or representative thereof against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty, or breach or failure to comply with any covenant, of the Aspire, whether contained in this Agreement.

(Violation)

11.	In the event that Eiwa and Aspire feels that the other party has violated the agreement. this case will use the civil code.

(Dispute)

12.
In the event that Eiwa and Aspire have misunderstanding or problem regarding this agreement. Eiwa and Aspire both agree to reconcile the differences within three business days by conducting a gentleman's meeting.

(Appropriate court)

13.	This agreement is governed by the Japanese law, and if there is any court issue, Eiwa and Aspire agree that Osaka, Japan as the court.

Date: August 13, 2008

Translated Version

Ryouichi Okamoto, CEO
Eiwa Kokudo Kankyo, Inc.
Hiroshima, Japan

Translated Version

Ken Osaka, CEO
Aspire Japan, Inc.
Newport Beach, CA USA